EXHIBIT 11.3

INSIDER TRADING AND SECURITIES DISCLOSURE POLICY

KHEOBA LIMITED

This Policy applies globally to all personnel of Kheoba Limited (the “Company”) and its subsidiaries, including family members sharing the same household. The policy was adopted on November 14, 2025.

1. POLICY STATEMENT & PURPOSE

It is the policy of KHEOBA LIMITED to comply fully with all laws prohibiting insider trading and to promote ethical handling of material nonpublic information (“MNPI”). This Policy is designed to:

•	Prevent illegal insider trading and the appearance of improper trading.

•	Ensure compliance with Section 10(b) and Rule 10b-5 of the U.S. Securities Exchange Act of 1934, and comparable laws in Singapore, Malaysia, the British Virgin Islands, and other relevant jurisdictions.

•	Protect the Company’s reputation and the interests of its shareholders.

2. DEFINITIONS

•	Material Nonpublic Information (“MNPI”): Any information about the Company (or its business partners) that (a) would be viewed by a reasonable investor as important in deciding to buy, sell, or hold the Company’s securities (e.g., financial results, mergers, major contracts, regulatory approvals, senior management changes), and (b) has not been broadly disseminated to the investing public.

•	Insider: Any person who possesses MNPI about the Company.

•	Securities: Includes the Company’s Class A Ordinary Shares (OTCQB: KHOBF), options, warrants, convertible notes, and any other derivative securities.

•	Trading: Buying, selling, transferring, pledging, or granting an option to purchase or sell any Company Security.

3. PROHIBITED ACTIVITIES

3.1. No Trading on MNPI

You are strictly prohibited from trading in Company Securities while in possession of MNPI. You must wait until the close of business on the second full trading day after the MNPI has been publicly disclosed (e.g., via an SEC filing on Form 6-K or a widely disseminated press release) before trading.

3.2. No Tipping

You are strictly prohibited from “tipping” or disclosing MNPI to any other person (including family, friends, or outside advisors), except as necessary for the performance of their duties for the Company and subject to appropriate confidentiality agreements.

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3.3. No Hedging or Pledging

•	Hedging: Directors, officers, and designated employees are prohibited from engaging in any transaction that hedges or offsets the economic risk of ownership of Company Securities (e.g., purchasing financial instruments such as prepaid variable forwards, equity swaps, collars, or exchange funds).

•	Pledging: Directors and executive officers are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.

4. TRADING WINDOWS & PRE-CLEARANCE REQUIREMENTS

4.1. Trading Windows

To avoid even the appearance of impropriety, the Company establishes mandatory Trading Windows for all “Restricted Persons.”

•	Restricted Persons: All directors, executive officers, and employees designated by the Compliance Officer (typically in finance, legal, investor relations, and senior management).

•	Open Trading Window: Begins at the open of business on the third full trading day after a quarterly or annual earnings announcement and closes at the end of the last trading day prior to the last month of the next fiscal quarter.

•	Closed Trading Window: All other times. Trading is prohibited.

4.2. Mandatory Pre-Clearance

All trades in Company Securities by Restricted Persons must be pre-cleared in writing by the Compliance Officer or General Counsel, even during an Open Trading Window. Requests must be submitted at least two business days in advance. Pre-clearance is valid for a specific transaction for a limited period (e.g., 48 hours).

5. BLACKOUT PERIODS

The Company may impose special Blackout Periods in anticipation of a significant corporate event (e.g., a merger, major acquisition, or equity offering). During a Blackout Period, all trading by Restricted Persons is prohibited, regardless of the Trading Window. Notice will be provided by the Compliance Officer.

6. POST-TRADE REPORTING FOR SECTION 16 INSIDERS

Directors and executive officers (as defined under Section 16 of the Exchange Act) must file required reports (Forms 3, 4, and 5) with the SEC. The Legal Department will assist with filing, but the individual retains ultimate responsibility. Reports must be filed within strict statutory deadlines (Form 4 generally within 2 business days of the transaction).

7. CONFIDENTIALITY & DATA SECURITY

You must safeguard MNPI with the highest level of security. Discuss MNPI only in private settings, on secure systems, and with authorized individuals. Do not leave sensitive documents unattended or discuss Company matters in public areas.

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8. PENALTIES FOR VIOLATION

Violations of this Policy or insider trading laws may result in:

•	Disciplinary action by the Company, up to and including termination of employment.

•	Civil penalties from regulators of up to three times the profit gained or loss avoided.

•	Criminal prosecution, which can result in fines of millions of dollars and imprisonment for individuals.

9. PROCEDURES & GOVERNANCE

•	Policy Administrator: The General Counsel or Chief Compliance Officer administers this Policy.

•	Annual Certification: All Restricted Persons must certify their understanding of and compliance with this Policy annually.

•	Education: The Company will provide regular training on insider trading laws and this Policy.

•	Questions & Reporting: Any questions about this Policy or suspected violations must be directed immediately to the Policy Administrator. Reports can be made confidentially and without fear of retaliation.

10. ACKNOWLEDGMENT

I have received, read, understood, and agree to comply with the KHEOBA LIMITED Insider Trading and Securities Disclosure Policy.

Signature:

Print Name:

Date:

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